News

Georgia-Pacific Corporation 133 Peachtree Street, N.E. Atlanta, Georgia 30303

Date: Oct. 18, 2001 Release No. C-1706
Contacts: Media: Greg Guest (404) 652-4739 Investors: Rich Good (404) 652-4720

GEORGIA-PACIFIC REPORTS THIRD QUARTER 2001 EARNINGS

          ATLANTA -- Georgia-Pacific Corp. (NYSE: GP) today reported third quarter 2001 income from continuing operations of $81 million (35 cents diluted earnings per share), before a one-time loss, compared with income from continuing operations of $130 million (76 cents diluted earnings per share) during the same period last year. The company incurred a one-time $68 million pre-tax loss ($263 million after tax loss, or $1.15 diluted loss per share) on the sale of a portion of its pulp and paper facilities to Domtar Inc. for $1.65 billion, resulting in a third quarter 2001 loss from continuing operations of $182 million (80 cents diluted loss per share).

          Total sales for Georgia-Pacific in the third quarter 2001 were $6.3 billion compared with $5.4 billion in the third quarter 2000 and $6.6 billion in the second quarter 2001. Earnings before income taxes, depreciation and amortization (EBITDA) were $777 million. Debt for Georgia-Pacific was reduced to $13.1 billion by the third quarter's end, compared with $15 billion at the end of the second quarter 2001.

          The consumer products segment recorded an operating profit of $264 million versus $55 million in the same period last year and $212 million in the second quarter 2001. Georgia-Pacific's consumer products segment includes its retail and away-from-home tissue businesses in North America and Europe, and the Dixie disposable tableware business in North America.

          Georgia-Pacific's building products segment recorded a third quarter operating profit of $99 million compared with $43 million in the third quarter 2000. Operating profits were $69 million in the second quarter 2001, including a one-time charge of $67 million for plant closures and indefinite curtailments in the gypsum wallboard business.

          The containerboard and packaging segment reported an operating profit of $102 million in the third quarter 2001 versus $141 million in the third quarter 2000. In the second quarter 2001, the segment recorded operating profits of $103 million.

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          Excluding the loss on the sale of assets to Domtar, the bleached pulp and paper segment recorded operating profits of $11 million compared with $170 million during the third quarter last year. This segment, which includes Georgia-Pacific's pulp and communication papers businesses and its Unisource paper distribution business, had operating profits of $39 million in the second quarter 2001.

          For the year to date, Georgia-Pacific reported a loss from continuing operations of $289 million ($1.27 diluted loss per share) versus income from continuing operations of $530 million ($3.07 diluted earnings per share) in 2000.

           "Our consumer products business led the way again last quarter. Demand for consumer bath tissue, paper towels and napkins has remained relatively steady despite weakening economic conditions," said A. D. "Pete" Correll, chairman and chief executive officer of Georgia-Pacific. "Conversely, demand for our away-from-home tissue products softened during September, mirroring general declines in travel and dining out, but those declines were more than offset by business synergies, and lower fiber and energy costs.

           "Despite somewhat slower demand in our building products segment, operating profits were up from a year ago. Prices for structural panels peaked early in the quarter and then retreated. Profitability in our gypsum business improved in the third quarter, demonstrating that the production curtailments and plant closures we announced in June are making a difference.

           "Operating profits in our containerboard and packaging business were down from a year ago, but were flat compared with second quarter 2001," Correll continued. "Although prices were lower for linerboard, medium and finished boxes, our ongoing focus on cost efficiency helped us maintain profitability.

           "Operating results in the bleached pulp and paper segment were dramatically lower compared with last year following the sale of approximately half of our white paper capacity to Domtar. We continued to streamline our remaining white paper business by retiring 140,000 tons of commodity and specialty paper production capacity at the Camas, Wash., mill to better focus on higher-growth, cut-size office papers.

           "Going forward, deteriorating domestic economic conditions as well as international political strife can be expected to continue negatively impacting our containerboard and packaging business, as well as our white paper business and both of our distribution businesses.

           "We anticipate demand in the building products segment continuing to decline during the fourth quarter. As a result, we are not optimistic about prospects for improved prices in our structural panels or lumber businesses. We have already taken downtime at several plywood plants and sawmills this quarter.

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           "Our consumer products business remains strong. We continue to benefit from synergies from the Fort James merger. However, weaker economic conditions and seasonal factors will likely lead to lower operating profits for this segment as well.

           "In these uncertain market conditions, Georgia-Pacific will continue to closely monitor inventories and curtail production where needed to match demand. We continue to reduce costs and capital spending.

           "In the 11 months since our acquisition of Fort James, we have successfully executed many of the key steps necessary to focus ourselves on value-added forest products and we are ahead of our debt reduction target. We will continue to drive toward these goals with the utmost urgency," Correll concluded.

          During October, Georgia-Pacific completed the previously announced merger of The Timber Company with Plum Creek Timber Co. Inc. Timber Company shareholders received 1.37 shares of Plum Creek stock for each share of Timber Company common stock. More information on the transaction is available at www.plumcreek.com.

          Headquartered at Atlanta, Georgia-Pacific is one of the world's leading manufacturers and distributors of tissue, pulp, paper, packaging, building products and related chemicals. With annual sales of approximately $27 billion, the company employs more than 75,000 people at 600 locations in North America and Europe. Its familiar consumer tissue brands include Quilted Northern, Angel Soft, Brawny, Sparkle, Soft 'n Gentle, Mardi Gras, So-Dri, Green Forest and Vanity Fair, as well as the Dixie brand of disposable cups, plates and cutlery. Georgia-Pacific's building products distribution segment has long been among the nation's leading wholesale suppliers of building products to lumber and building materials dealers and large do-it-yourself warehouse retailers. In addition, Georgia-Pacific's Unisource Worldwide subsidiary is one of the largest distributors of packaging systems, printing and imaging papers, and maintenance supplies in North America, and is the sole national distributor of Xerox branded papers and supplies.

Certain statements contained in this release, including statements regarding anticipated levels of demand and pricing and future economic conditions, are forward-looking statements (as such term is defined under the Private Securities Litigation Reform Act of 1995) based on current expectations. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions including, but not limited to, the effect of general economic conditions on the demand for pulp, paper and building products, the corresponding level of demand for wood fiber, the effect of changes in the productive capacity of manufacturers of competitive products, and other factors listed in Georgia-Pacific Corp.'s Securities and Exchange Commission filings, including its reports on Form 10-K for the year ended December 30, 2000, and Form 10-Q for the quarters ended March 31, 2001, and June 30, 2001.

          A tabulation of results for Georgia-Pacific follows:

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GEORGIA-PACIFIC CORPORATION
Operating Highlights
(In millions, except per share amounts)
(unaudited)

Three Months Ended
	Sept. 29, 2001	Sept. 30, 2000

NET SALES Building products Containerboard and packaging Bleached pulp and paper Consumer products Other[1]	$ 2,070 691 2,063 1,802 (320)	$ 2,155 690 2,412 412 (237)

Total net sales	$ 6,306	$ 5,432

OPERATING PROFIT (LOSS) Building products Containerboard and packaging Bleached pulp and paper Consumer products Other	$ 99 102 (57) 264 (76)	$ 43 141 170 55 (68)

Total operating profit Interest expense	332 (254)	341 (129)

Income from continuing operations before income taxes Provision for income taxes	78 (260)	212 (82)

(Loss) income from continuing operations Income from discontinued operations, net of taxes	(182) 15	130 32

Net (loss) income	$ (167)	$ 162

Basic and diluted per share: (Loss) income from continuing operations	$ (0.80)	$ 0.76

Continuing operations average number of shares outstanding: Basic Diluted	228.7 228.7	170.6 171.1

Basic and diluted per share: Income from discontinued operations, net of taxes	$ 0.18	$ 0.40

Discontinued operations average number of shares outstanding: Basic Diluted	81.7 82.4	79.9 81.0

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GEORGIA-PACIFIC CORPORATION
Operating Highlights
(In millions, except per share amounts)
(unaudited)

Nine Months Ended
	Sept. 29, 2001	Sept. 30, 2000

NET SALES TO UNAFFILIATED CUSTOMERS Building products Containerboard and packaging Bleached pulp and paper Consumer products Other[1]	$ 5,995 1,981 6,733 5,506 (989)	$ 6,897 2,071 7,083 1,194 (705)

Total net sales	$ 19,226	$ 16,540

OPERATING PROFIT (LOSS) Building products Containerboard and packaging Bleached pulp and paper Consumer products Other	$ 144 293 43 573 (224)	$ 431 413 449 129 (177)

Total operating profit Interest expense	829 (853)	1,245 (399)

(Loss) income from continuing operations before income taxes Provision for income taxes	(24) (265)	846 (316)

(Loss) income from continuing operations Income from discontinued operations, net of taxes	(289) 73	530 106

(Loss) income before extraordinary item and accounting change	(216)	636
Extraordinary loss, net of taxes	(12)	-
Cumulative effect of accounting change, net of taxes	11	-

Net (loss) income	$ (217)	$ 636

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Continuing operations basic per share: (Loss) income from continuing operations Extraordinary loss, net of taxes Cumulative effect of accounting change, net of taxes	$ (1.27) (0.05) 0.04	$ 3.10 - -

Net (loss) income from continuing operations	$ (1.28)	$ 3.10

Continuing operations diluted per share: (Loss) income from continuing operations Extraordinary loss, net of taxes Cumulative effect of accounting change, net of taxes	$ (1.27) (0.05) 0.04	$ 3.07 - -

Net (loss) income from continuing operations	$ (1.28)	$ 3.07

Continuing operations average number of shares outstanding: Basic Diluted	226.9 226.9	171.0 172.8
Basic per share: Income from discontinued operations, net of taxes	$ 0.90	$ 1.31

Diluted per share: Income from discontinued operations, net of taxes:	$ 0.89	$ 1.30

Discontinued operations average number of shares outstanding: Basic Diluted	80.9 81.7	80.9 81.4

1Primarily intersegment sales elimination.

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Notes to Operating Highlights
1.	In October 2001, the corporation completed the merger of The Timber Company with Plum Creek Timber Company. Results from The Timber Company are reported as discontinued operations.

2.	In August 2001, the corporation completed the sale of a portion of its pulp and paper assets to Domtar Inc. for $1.65 billion and recorded a pre-tax loss of $68 million ($263 million after tax).

3.

In the first quarter of 2001, the corporation adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" and, accordingly, recorded an after-tax cumulative effect of accounting change credit of $11 million.

4.

In the first quarter of 2001, the corporation refinanced debt in the amount of $300 million, and accordingly, recorded an extraordinary loss on the early extinguishment of debt in the amount of $12 million.

5.

At the end of November 2000, the corporation acquired Fort James Corporation ("Fort James"). Fort James' results of operations were consolidated with those of the corporation beginning in December 2000.

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